Exhibit 99.1

CLADE THERAPEUTICS, INC. AND SUBSIDIARIES

Consolidated Financial Statements December 31, 2023

(With Independent Auditors’ Report Thereon)

CLADE THERAPEUTICS, INC. AND SUBSIDARIES

Consolidated Financial Statements December 31, 2023

KPMG LLP

Two Financial Center

60 South Street

Boston, MA 02111

Independent Auditors’ Report

Those Charged with Governance

Clade Therapeutics, Inc.:

Opinion

We have audited the consolidated financial statements of Clade Therapeutics, Inc. and its subsidiaries (the Company), which comprise the consolidated balance sheet as of December 31, 2023, and the related consolidated statement of operations and comprehensive loss, convertible preferred stock and stockholders’ deficit, and cash flows for the year then ended, and the related notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023, and the results of its operations and its cash flows for the year then ended in accordance with U.S. generally accepted accounting principles.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Entity’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred operating losses and negative cash flows from operations since inception and expects to continue to incur such losses and negative cash flows into the foreseeable future, has an accumulated deficit, and has stated that substantial doubt exists about the Company's ability to continue as a going concern. Management's evaluation of the events and conditions and management's plans regarding these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with U.S. generally accepted accounting principles, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the consolidated financial statements are available to be issued.

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with
KPMG International Limited, a private English company limited by guarantee.

Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

Boston, Massachusetts

June 12, 2024

CLADE THERAPEUTICS, INC. AND SUBSIDARIES

Consolidated Balance Sheet

(In thousands, except share and per share amounts)

December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$14,219
Prepaid expenses and other current assets	1,168
Total current assets	15,387
Property & equipment, net of depreciation	3,630
Restricted cash	849
Right-of-use asset	11,255
Goodwill	418
In-Process R&D	3,259
Total assets	$34,798
Liabilities, Convertible Preferred Stock and Stockholders' Deficit
Current liabilities:
Accounts payable	$1,145
Accrued expenses and other current liabilities	1,459
Lease liability - current portion	864
Total current liabilities	3,468
Lease liability - net of current portion	8,595
Deferred tax liability	278
Earn out liability	330
Total liabilities	12,671
Series A convertible preferred stock, $0.0001 par value, 49,734,402 shares 69,976 authorized as of December 31, 2023; 49,734,402 shares issued and outstanding as of December 31, 2023; (liquidation preference of $96,680 as of December 31, 2023)	69,976
Series A-1 convertible preferred stock, $0.0001 par value, 2,057,681 authorized as of December 31, 2023; 2,009,694 shares issued and outstanding as of December 31, 2023; (liquidation preference of $5,860 as of December 31, 2023)	2,733
Stockholders' deficit:
Common stock, $0.0001 par value, 77,000,000 shares authorized as of December 31, 2023; 8,995,725 shares issued and outstanding as of December 31, 2023	1
Accumulated other comprehensive income	138
Additional paid-in capital	1,065
Accumulated deficit	(51,786)
Total stockholders' deficit	(50,582)
Total liabilities, convertible preferred stock, and stockholders' deficit	$34,798

The accompanying notes are an integral part of these consolidated financial statements.

CLADE THERAPEUTICS, INC. AND SUBSIDARIES

Consolidated Statement of Operations and Comprehensive Loss

(In thousands)

Year Ended December 31, 2023
Operating expenses:
Research and development	$31,479
General and administrative	7,815
Total operating expenses	39,294
Loss from operations	(39,294)
Other income (expense):
Interest income (expense), net	933
Other expenses	(227)
Total other income (expense), net	706
Net loss	(38,588)
Other comprehensive income (loss):
Foreign exchange translation adjustment	138
Comprehensive loss	$(38,450)

The accompanying notes are an integral part of these consolidated financial statements.

CLADE THERAPEUTICS, INC. AND SUBSIDARIES

Consolidated Statement of Convertible Preferred Stock and Stockholders’ Deficit

(In thousands, except share amounts)

	Convertible Preferred Series A Stock		Convertible Preferred Series A-1 Stock		Common Stock		Accumulated Oher Comprehensive	Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Income	Capital	Deficit	Deficit
Balance at December 31, 2022	48,191,141	$66,976	-	$-	8,759,165	$1	$-	$542	$(13,198)	$(12,655)
Issuance of Series A convertible preferred stock net of issuance costs of $0	1,543,261	3,000	-	-	-	-	-	-	-	-
Issuance of common stock upon exercise of stock options	-	-	-	-	110,250	-	-	15	-	15
Issuance of common stock in exchange for license	-	-			126,310	-	-	55	-	55
Issuance of Series A-1 Preferred stock upon acquisition of Gadeta B.V.	-	-	2,009,694	2,733	-	-	-	-	-	-
Stock-based compensation expense	-	-	-	-	-	-	-	453	-	453
Currency translation adjustment	-	-	-	-	-	-	138	-	-	138
Net loss	-	-	-	-	-	-	-	-	(38,588)	(38,588)
Balance at December 31, 2023	49,734,402	$69,976	2,009,694	$2,733	8,995,725	$1	$138	$1,065	$(51,786)	$(50,582)

The accompanying notes are an integral part of these consolidated financial statements.

CLADE THERAPEUTICS, INC. AND SUBSIDARIES

Consolidated Statement of Cash Flows

(In thousands)

Year ended December 31,
2023
Cash flows from operating activities:
Net loss	$(38,588)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	748
Loss on sale of property and equipment	125
Stock-based compensation expense	453
Common stock issued in exchange for license	55
Non-cash operating lease expense	1,087
Accretion of discount on investments	(151)
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	206
Accounts payable	(1,029)
Accrued expenses and other current liabilities	(1,014)
Operating lease liability	(1,263)
Net cash used in operating activities	(39,371)

Cash flows from investing activities:
Purchases of property and equipment	(1,578)
Proceeds from sale of property and equipment	53
Net cash acquired upon acquisition of Gadeta B.V.	195
Purchases of investments	(9,985)
Sales and maturities of investments	10,136
Net cash used in investing activities	(1,179)

Cash flows from financing activities:
Proceeds from exercise of stock option	15
Proceeds from issuance of Series A convertible preferred stock, net of issuance costs	3,000
Net cash provided by financing activities	3,015

Net increase in cash, cash equivalents and restricted cash	(37,535)
Net effect of exchange rate changes on cash	3
Cash, cash equivalents and restricted cash, beginning of period	52,600
Cash, cash equivalents and restricted cash, end of year	$15,068

Supplemental disclosure of non-cash investing and financing activities:
Fair value of Gadeta B.V. assets acquired	$5,149
2,009,694 share of Clade Therapeutics stock issues in exchange for Gadeta B.V. capital stock	$(2,733)
Gadeta B.V. liabilities assumed	$(2,416)

The accompanying notes are an integral part of these consolidated financial statements.

CLADE THERAPEUTICS, INC. AND SUBSIDARIES

Notes to Consolidated Financial Statements

1. Description of Business

Nature of Operations

Clade Therapeutics, Inc. (“Clade” or “the “Company”) is a Delaware Corporation headquartered in Boston, MA. The Company is an early-stage biopharmaceutical company focused on discovering and delivering scalable, off-the-shelf, next-generation stem cell-based medicines. Originally founded in December 2019 as a Delaware limited liability corporation known as LDE Therapeutics, LLC, in June 2020, the Company subsequently became a C-corporation and changed its name to Clade Therapeutics, Inc.

As used in these financial statements, unless the context otherwise requires, references to the “Company” or “Clade”, refer to Clade Therapeutics, Inc. and its wholly owned subsidiaries, Clade Securities Corporation, and Gadeta B.V..

Since its inception, the Company has devoted substantially all its efforts to business planning, research, recruiting management and technical staff and raising capital.

Risks and Liquidity

The Company is subject to a number of risks similar to other companies in the biotechnology industry, including, but not limited to, risks of failure of preclinical studies and clinical trials, dependence on key personnel, protection of proprietary technology, reliance on third party organizations, risks of obtaining regulatory approval for any product candidate that it may develop, development by competitors of technological innovations, compliance with government regulations, and the need to obtain additional financing. Product candidates currently under development will require significant additional research and development efforts, including extensive preclinical and clinical testing and regulatory approval prior to commercialization. These efforts require significant amounts of additional capital, adequate personnel and infrastructure and extensive compliance-reporting capabilities. Even if the Company’s product development efforts are successful, it is uncertain when, if ever, the Company will realize significant revenue from product sales.

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities and commitments in the normal course of business. Since inception the Company has funded its operations through the proceeds from convertible promissory notes and the issuance of convertible preferred stock. As of December 31, 2023, the Company had an accumulated deficit of $51.8 million. The Company expects to continue to generate operating losses and negative cash flows into the foreseeable future as it continues to build capabilities and develop its products. These conditions raise substantial doubt about the Company’s ability to continue as a going concern within one year of the issuance date of these consolidated financial statements. The Company expects to seek additional funding through support from the parent entity (refer to Note 18 for discussion of Century Therapeutics, Inc. acquisition of Clade), The Company may not be able to obtain financing on acceptable terms, or at all, and the Company may not be able to enter collaborations or other arrangements. The terms of any financing may adversely affect the holdings or rights of the Company’s stockholders. Because of the uncertainty inherent in these efforts, the Company has concluded that substantial doubt exists with respect to its ability to continue as a going concern for at least the next twelve months from the date these consolidated financial statements were issued.

CLADE THERAPEUTICS, INC. AND SUBSIDARIES

Notes to the Consolidated Financial Statements (continued)

If the Company is unable to obtain sufficient capital, the Company will be forced to delay, reduce, or eliminate some or all of its research and development programs, product portfolio expansion or future commercialization efforts, which could adversely affect its business prospects, or the Company may be unable to continue operations. Although management continues to pursue these plans, there is no assurance that the Company will be successful in obtaining sufficient funding on terms acceptable to the Company to fund continuing operations, if at all.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP). Any reference in these notes to applicable guidance is meant to refer to the authoritative U.S. GAAP as found in the Accounting Standards Codification (ASC) and Accounting Standards Updates (ASU) of the Financial Accounting Standards Board (FASB). All adjustments considered necessary for a fair presentation have been included.

Principals of Consolidation

The Company’s consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Clade Securities Corporation, and Gadeta B.V.. All intercompany balances and transactions have been eliminated in consolidation.

Foreign currency translation

The Company translates balance sheet and income statement items into U.S. dollars. For the Company’s subsidiaries that operate in a local currency functional environment, all assets and liabilities are translated into U.S. dollars using current exchange rates at the balance sheet date; revenue and expenses are translated using quarterly exchange rates which approximate to average exchange rates in effect during each period. Resulting translation adjustments are reported as a separate component of accumulated other comprehensive loss in shareholders' equity.

CLADE THERAPEUTICS, INC. AND SUBSIDARIES

Notes to the Consolidated Financial Statements (continued)

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and to disclose contingent assets and liabilities within the accompanying notes of the consolidated financial statements as of December 31, 2023. Significant estimates and assumptions relied upon in preparing these financial statements include, but are not limited to, research and development expenses and related prepaid or accrued costs, incremental borrowing rate used to calculate lease liabilities, the valuation of common stock and related stock-based compensation expense, estimated useful life of property and equipment, the valuation of freestanding financial instruments and corresponding changes in fair value, and the valuation of deferred tax assets. The Company’s actual results may be different from these estimates under different assumptions or conditions.

Cash and Restricted Cash

Cash includes cash held in checking and money market savings accounts with a major financial institution. The Company considers all highly liquid investments that are readily convertible into cash with original maturities of three months or less at the time of purchase to be cash equivalents.

In connection with the Company’s operating lease entered into in December 2021 (Note 13), the Company is required to maintain an irrevocable standby letter of credit for the benefit of the landlord collateralized by restricted cash held in a certificate of deposit. As of December 31, 2023, this restricted cash amount was included in non-current assets in the consolidated balance sheet.

Cash, cash equivalents and restricted cash were comprised of the following (in thousands):

As of December 31, 2023
Cash	$9,745
Cash equivalents	4,474
Restricted cash, non-current	849
Total cash, cash equivalents and restricted cash	$15,068

Concentration of Credit Risk

The Company has significant cash balances at financial institutions which throughout the year regularly exceed the federally insured limit of $250,000. Any loss incurred or a lack of access to such funds would have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows.

CLADE THERAPEUTICS, INC. AND SUBSIDARIES

Notes to the Consolidated Financial Statements (continued)

Investments

The Company determines the appropriate classification of its investments in debt securities at the time of purchase and reevaluates such determinations at each balance sheet date. Debt securities are classified as held to maturity when the Company has the positive intent and ability to hold the securities to maturity. Debt securities for which the Company does not have the intent or ability to hold to maturity are classified as available for sale. Held to maturity securities are recorded as either short term or long term on the balance sheet based on the contractual maturity date and are stated at amortized cost. Debt securities that are bought principally for the purpose of selling them in the near term are classified as trading securities and are reported at fair value, with unrealized gains and losses recognized in earnings. Debt securities not classified as held to maturity or as trading are classified as available for sale, recorded as either short term or long term on the balance sheet based on their contractual maturity date, and are carried at fair value, with the unrealized gains and losses, net of tax, included in the determination of comprehensive income and reported in shareholders’ deficit. The Company had no investments as of December 31, 2023.

Fair Value Measurements

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:

•	Level 1 – Quoted prices in active markets for identical assets or liabilities.

•	Level 2 – Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

•	Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.

The Company believes that the carrying amounts of its financial instruments, including cash, prepaid expenses and other current assets, accounts payable, and accrued expenses and other current liabilities, approximate fair value and no remeasurement is deemed necessary in future periods due to the short-term nature of those instruments. The Company’s cash equivalents, restricted cash, earn out liability, and Series A, and Series A-1 preferred stock, are carried at fair value, determined according to the fair value hierarchy described above.

CLADE THERAPEUTICS, INC. AND SUBSIDARIES

Notes to the Consolidated Financial Statements (continued)

Property and Equipment

Property and equipment are recorded at historical cost and depreciated over their estimated useful life using the straight-line method. Purchased assets that are not yet in service are recorded in construction-in-process and no depreciation expense is recorded. Once they are placed into service, they are reclassified into the appropriate asset class. Repairs and maintenance costs are charged to expense as incurred. As assets are retired or sold, the related cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations. The estimated useful lives of the respective assets, are as follows:

Lab equipment	5 years
Leasehold improvements	5 years
Furniture and fixtures	7 years

Impairment of Long-Lived Assets

The Company reviews the recoverability of all long-lived assets, including the related useful lives, whenever events or changes in business circumstances indicate that the carrying amount of a long- lived asset might not be recoverable. Factors that the Company considers in deciding when to perform an impairment review include significant underperformance of the business in relation to expectations, significant negative industry or economic trends and significant changes or planned changes in the use of the assets. If an impairment review is performed to evaluate a long-lived asset for recoverability, the Company compares forecasts of undiscounted cash flows expected to result from the use and eventual disposition of the long-lived asset to its carrying value. An impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of an asset are less than its carrying amount. The impairment loss would be based on the excess of the carrying value of the impaired asset over its fair value, determined based on discounted cash flows. To date, the Company has not recorded any impairment losses on long- lived assets.

Leases

In 2016, the FASB issued ASU 2016-02, Leases (ASC 842). ASU 2016-02 and all related amendments replaces the leasing standards under ASC 840 and expands the disclosure requirements for leasing arrangements. Effective January 1, 2022, the Company adopted the guidance and expanded disclosure requirements under ASC 842, including all subsequent ASUs that amended ASC 842, using the modified retrospective approach.

CLADE THERAPEUTICS, INC. AND SUBSIDARIES

Notes to the Consolidated Financial Statements (continued)

Upon adoption, the Company elected the package of transition practical expedients, which allowed the Company to carry forward prior conclusions related to whether any expired or existing contracts are or contain leases, the lease classification for any expired or existing leases and initial direct costs for existing leases.

The Company also made an accounting policy election under Topic 842 not to recognize leases with an original term of twelve months or less within its balance sheet and to recognize those lease payments on a straight-line basis in its statements of operations over the lease term.

The Company determines if an arrangement is a lease at inception. If an arrangement is, or contains, a lease if it conveys the right to control the use of an identified asset for a period of time in exchange for consideration. Control is defined as having both the right to obtain substantially all of the economic benefits from the use of the asset and the right to direct the use of an asset. Leases are classified at the lease commencement date, the date on which the lessor makes the underlying asset available to the lessee, as either operating or finance leases based on the economic substance of the lease.

ASC 842 requires lessees to recognize the assets and liabilities that arise from leases on the balance sheet. Right-of-use (ROU) assets represent the Company’s right to use an underlying asset for a period of time in exchange for consideration and the corresponding lease liabilities represent the Company’s obligation to make lease payments arising from the lease. At the lease commencement date, the leases are classified as either finance leases or operating leases with the ROU asset and the lease liability measured at the net present value of future lease payments over the lease term. The ROU asset also includes any initial direct costs incurred and lease payments made at or before the commencement date and are reduced by any lease incentives. ROU assets are assessed for impairment in accordance with the Company’s long-lived asset policy.

The Company’s lease term is the non-cancelable term and may reflect options to extend or terminate the lease when it is reasonably certain that the Company will exercise the option or not exercise the termination.

Lease expense for operating leases is recorded on a straight-line basis over the lease term. Lease expense recorded for finance leases is comprised of the amortization of the right-of use-asset and interest expense on the lease liability recognized based on the effective interest method.

CLADE THERAPEUTICS, INC. AND SUBSIDARIES

Notes to the Consolidated Financial Statements (continued)

The present value of lease payments is determined using the interest rate implicit in the lease, if that rate is readily determinable; otherwise, the Company uses its incremental borrowing rate. Generally, the Company cannot determine the rate implicit in the lease because it does not have access to the lessor’s estimated residual value or the amount of the lessors deferred initial direct costs. Therefore, the Company generally uses its incremental borrowing rate as the discount rate for the lease. The Company’s incremental borrowing rate for a lease is the rate of interest it would have to pay on a collateralized basis to borrow an amount equal to the lease payments under similar terms. Because the Company does not generally borrow on a collateralized basis, it uses the interest rate it pays on its noncollateralized borrowings as an input to deriving an appropriate incremental borrowing rate, adjusted for the amount of the lease payments, the lease term, and the effect on that rate of designating specific collateral with a value equal to the unpaid lease payments for that lease.

The Company reassesses lease classification and remeasures right-of-use assets and lease liabilities when a lease is modified, and that modification is not accounted for as a separate lease or upon certain other events that require reassessment in accordance with ASC 842.

The Company has made an accounting policy election to account for lease and nonlease components in its contracts as a single lease component. The nonlease components typically represent additional services transferred to the Company, such as common area maintenance for real estate, which are variable in nature and recorded in variable lease expense in the period incurred.

Operating leases are included in operating right-of-use assets and current and non-current operating lease liabilities on the consolidated balance sheet.

Research and Development Expenses

Research and development costs are expensed as incurred. Research and development expenses are comprised of costs incurred in performing research and development activities, including personnel-related expenses such as salaries, payroll taxes, benefits, and stock-based compensation, external costs of outside vendors engaged to conduct research, preclinical development activities, laboratory supplies, depreciation on and maintenance of research equipment, and the allocable portions of facilities costs, such as rent, utilities, repairs and maintenance, and the allocable portion of IT-related expenses.

The Company has entered into various research and development related contracts with external parties. The payments under these agreements are recorded as research and development expenses as the underlying services are performed or the goods are received. The Company records accrued liabilities for estimated ongoing research costs. When evaluating the adequacy of the accrued liabilities, the Company analyzes progress of the research activities, including the phase or completion of events, invoices received and contracted costs.

CLADE THERAPEUTICS, INC. AND SUBSIDARIES

Notes to the Consolidated Financial Statements (continued)

General and Administrative

General and administrative expenses consist primarily of employee related costs, such as salaries, payroll taxes, benefits, and stock-based compensation, allocated portion of rent, utilities and IT- related costs, infrastructure, corporate insurance, office expenses and professional fees.

Convertible Preferred Stock

The Company’s convertible preferred stock is recorded based on proceeds received, net of the related preferred tranche liability and issuance costs. Convertible preferred stock issued upon conversion of convertible promissory notes is recorded at fair value. The Company classifies its convertible preferred stock outside of stockholders’ deficit on the Company’s consolidated balance sheet because the holders of such stock have redemption rights in the event of a deemed liquidation event that, in certain situations, are not solely within the control of the Company and would require the redemption of the then-outstanding convertible preferred stock. The Company’s convertible preferred stock is not redeemable, except in the event of a deemed liquidation event (see Note 9). Because the occurrence of a deemed liquidation event is not currently probable, the carrying values of the convertible preferred stock are not being accreted to their redemption values. Subsequent adjustments to the carrying values of the convertible preferred stock would be made only when a deemed liquidation event becomes probable.

Stock-Based Compensation

The Company accounts for its share-based compensation awards in accordance with ASC 718, Compensation – Stock Compensation (ASC 718), under which share based payments that involve the issuance of common stock to employees and nonemployees and meet the criteria for equity- classified awards, are recognized in the financial statements as share-based compensation expense based on the fair value on the date of grant. The Company issues stock-based awards to employees and non-employees.

The Company determines the fair value of restricted common stock awards by measuring the difference, if any, between the purchase price per share of the award and the fair value of the Company’s common stock on the date of the grant. Restricted common stock awards are considered outstanding upon initial grant, however, any unvested amounts are subject to repurchase.

The Company uses the Black-Scholes option-pricing model to determine the grant date fair value of stock options. The Black-Scholes model requires certain subjective inputs and assumptions, including expected term (the estimated length of time grantees will retain their vested stock options before exercising them), the volatility of the Company’s common stock price over the expected term, the risk-free interest rate, dividend yield, and the fair value of the Company’s common stock on the date of grant. The Company has elected to recognize the adjustment to share-based compensation expense in the period in which forfeitures occur.

CLADE THERAPEUTICS, INC. AND SUBSIDARIES

Notes to the Consolidated Financial Statements (continued)

Compensation expense for employee awards is recognized over the requisite service period, which is generally the vesting period of the award. In addition, the Company adopted ASU 2018-07, Improvements to Nonemployee Share-Based Payment Accounting, upon inception, and therefore compensation expense for non-employee awards is recognized in the same manner as employees.

The inputs and assumptions used in the Black-Scholes option-pricing model are management’s best estimates, but the estimates involve inherent uncertainties and the application of management judgment (see Note 10).

Income Taxes

Income taxes have been accounted for using the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates applicable to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date. A valuation allowance against deferred tax assets is recorded if, based upon the weight of all available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. Since the Company has generated operating losses and expects to continue to incur future losses, the net deferred tax assets have been fully offset by a valuation allowance.

The Company accounts for income taxes in accordance with authoritative accounting guidance which states the impact of an uncertain income tax position is recognized at the largest amount that is “more likely than not” to be sustained upon audit by the relevant taxing authority. There are no unrecognized tax benefits included in the Company’s balance sheet as of December 31, 2023. The Company’s policy is to recognize interest and penalties related to income tax matters in income tax expense. The Company has not recognized interest or penalties in its statement of operations and comprehensive loss since inception.

The Company files income tax returns in the United States, Netherlands and in Massachusetts. The Company’s income tax returns are subject to review and tax assessment from an income tax examination. To date, the Company has not been under examination by the Internal Revenue Service or other jurisdictions for any tax year.

CLADE THERAPEUTICS, INC. AND SUBSIDARIES

Notes to the Consolidated Financial Statements (continued)

Comprehensive Loss

Comprehensive income (loss) is defined as the change in stockholders’ equity (deficit) of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. Comprehensive loss includes net loss, foreign exchange translation adjustment as well as other changes in stockholders’ deficit that result from transactions and economic events other than those with stockholders.

Business combinations

The Company accounts for business acquisitions using the acquisition method as required by FASB ASC Topic 805, Business Combinations. The Company’s identifiable assets acquired and liabilities, including identified intangible assets, assumed in a business combination are recorded at their acquisition date fair values. The valuation requires management to make significant estimates and assumptions, especially with respect to long-lived and intangible assets. Critical estimates in valuing intangible assets include, but are not limited to i) future expected cash flows, including revenue and expense projections; ii) discount rates to determine the present value of recognized assets and liabilities and; iii) revenue volatility to determine contingent consideration using option pricing models. The excess of the acquisition price over the fair value of net assets acquired, including the amount assigned to identifiable intangible assets is the resulting goodwill. Acquisition-related costs, including advisory, legal, accounting, valuation, and other costs, are expensed in the periods in which these costs are incurred. The results of operations of an acquired business are included in the consolidated financial statements beginning at the acquisition date.

The Company estimates the acquisition date fair value of the acquisition-related contingent consideration using various valuation approaches, including option pricing models, as well as significant unobservable inputs, reflecting the Company’s assessment of the assumptions market participants would use to value these liabilities. The fair value of the contingent consideration is remeasured each reporting period.

During the measurement period, which may be up to one year from the acquisition date, any refinements made to the fair value of the assets acquired, liabilities assumed, or contingent consideration are recorded in the period in which the adjustments are recognized. Upon the conclusion of the measurement period or final determination of the fair value of the assets acquired, liabilities assumed, or contingent consideration, whichever comes first, any subsequent adjustments are recognized in the Consolidated Statements of Operations.

CLADE THERAPEUTICS, INC. AND SUBSIDARIES

Notes to the Consolidated Financial Statements (continued)

Goodwill

Goodwill represents the excess of the purchase price over the net amount of identifiable assets acquired and liabilities assumed in a business combination measured at fair value. Goodwill is not amortized but is tested for impairment at least annually. The Company reviews goodwill for impairment annually in the fourth quarter and whenever events or changes in circumstances indicate that the fair value of a reporting unit may be less than its carrying amount (a triggering event). The Company first assesses qualitative factors to determine whether it is more likely than not that the fair value of its reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the quantitative goodwill impairment test described in FASB ASC Topic 350, Intangibles – Goodwill and Other. The more likely than not threshold is defined as having a likelihood of more than 50 percent. If, after assessing the totality of events or circumstances, the Company determines that it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, then performing the quantitative goodwill impairment test is unnecessary and goodwill is considered to be unimpaired. However, if based on the qualitative assessment the Company concludes that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, the Company will proceed with performing the quantitative goodwill impairment test. In performing the quantitative goodwill impairment test, the Company determines the fair value of its reporting unit and compares it to its carrying value. If the fair value of the reporting unit exceeds the carrying value of the net assets assigned to that unit, goodwill is not impaired. If the carrying value of the reporting unit exceeds its fair value, the Company records an impairment loss equal to the difference. As of December 31, 2023 there were no impairment charges.

Intangible assets

Intangible assets with a definite life are amortized over their estimated useful lives using the straight-line method and the amortization expense is recorded within intangible asset amortization in the Consolidated Statements of Operations. If the estimate of a definite-lived intangible asset’s remaining useful life is changed, the remaining carrying amount of the intangible asset is amortized prospectively over the revised remaining useful life. Definite-lived intangible assets and their related estimated useful lives are reviewed at least annually to determine if any adverse conditions exist that would indicate the carrying value of these assets may not be recoverable. There are no definite life intangible assets as of December 31, 2023.

Indefinite-lived intangibles are carried at the initially recorded fair value less any recognized impairment. Indefinite-lived intangibles are tested annually for impairment. Impairment assessments are conducted more frequently if certain conditions exist, including a change in the competitive landscape, any internal decisions to pursue new or different technology strategies, a loss of a significant customer, or a significant change in the marketplace, including changes in the prices paid for the Company’s products or changes in the size of the market for the Company’s products. If impairment indicators are present, the Company determines whether the underlying intangible asset is recoverable through estimated future undiscounted cash flows. If the asset is not found to be recoverable, it is written down to the estimated fair value of the asset based on the sum of the future discounted cash flows expected to result from the use and disposition of the asset. As of December 31, 2023, there were no impairment charges.

CLADE THERAPEUTICS, INC. AND SUBSIDARIES

Notes to the Consolidated Financial Statements (continued)

Recently Adopted Accounting Standards

In October 2021, the FASB issued ASU No. 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers. This update amends guidance to require that an entity (acquirer) recognize and measure contract assets and contract liabilities acquired in a business combination in accordance with Revenue from Contracts with Customers (Topic 606). At the acquisition date, an acquirer should account for the related revenue contracts in accordance with Topic 606 as if it had originated the contracts. ASU 2021-08 is effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. Early adoption of the amendments is permitted including adoption in an interim period. The Company adopted this guidance and it did not have a material impact on the Company’s Consolidated Financial Statements.

Recently Issued Accounting Standards

From time to time, new accounting pronouncements are issued by the FASB or other standard setting bodies that are adopted by the Company as of the specified effective date. Unless otherwise discussed, the Company believes that the impact of recently issued standards that are not effective will not have a material impact on its financial position or results of operations upon adoption. The Company may choose to early adopt any new or revised accounting standards whenever such early adoption is permitted for non-public companies.

3. Fair Value Measurements

The following tables present information about the Company’s financial assets and liabilities measured at fair value on a recurring basis and indicate the level of the fair value hierarchy utilized to determine such fair values (in thousands):

	Fair Value Measurements as of December 31, 2023 Using
	Level 1	Level 2	Level 3	Total
Assets:
Restricted cash non-current	$849	$–	$–	$849
	$849	$–	$–	$849

Liabilities:
Earn out liability	$–	$–	$330	$330
	$–	$–	$330	$330

During the year ended December 31, 2023, there were no transfers between levels.

CLADE THERAPEUTICS, INC. AND SUBSIDARIES

Notes to the Consolidated Financial Statements (continued)

4.	Property and Equipment, Net

Property and equipment consisted of the following (in thousands):

December 31,
2023
Property and equipment
Lab equipment	$4,278
Leasehold improvements	154
Futniture and fixtures	176
Total property and equipment	4,608
Less: accumulated depreciation	(978)
Property and equipment, net	$3,630

Depreciation expense for the year ended December 31, 2023 was $748,000.

5.	Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following (in thousands):

December 31,
2023
Accrued payroll and employee related expenses	$503
Other accrued expenses	956
Total accrued expenses and other current liabilities	$1,459

6.	Goodwill and intangible assets

Goodwill

The following table represents the components of the carrying value of goodwill for the year ended December 31, 2023 (in thousands):

December 31,
2023
Balance, December 31, 2022	$-
Acquisition of Gadeta B.V.	399
Foreign currency translation adjustment	19
Balance, December 31, 2023	$418

19

CLADE THERAPEUTICS, INC. AND SUBSIDARIES

Notes to the Consolidated Financial Statements (continued)

Intangible assets

Intangible assets consisted of in-process research and development expenses of $3.3 million as of December 31, 2023.

In-process research and development are intangible assets that are determined to have indefinite useful life in accordance with ASC 350-30.

7.	License Agreements

New York Stem Cell Foundation, Inc.

In December 2021, the Company entered into a Patent License & Biological Materials License Agreement (“NYSCF Agreement”) with New York Stem Cell Foundation, Inc. (“NYSCF”). Pursuant to the agreement, NYSCF granted an exclusive, worldwide license and rights to certain patents in the field of prevention, mitigation and/or treatment of human disease using blood cells. In addition, NYSCF granted the Company certain license and rights to certain biological materials.

As consideration for the NYSCF Agreement, the Company paid an upfront fee of $20,000 to NYSCF and agreed to provide a total of 220,000 fully vested shares of common stock over time. As of December 31, 2023, the Company issued 204,000 shares of common stock. The remaining 16,000 shares will be issued quarterly, over the subsequent two quarters. In addition, annual maintenance fees for the license begin on the first anniversary of the effective date, and each anniversary thereafter prior to the first IND filing and range from $15,000 to $75,000 per year. Upon first receipt of the biological materials and annually thereafter, the Company shall also pay $28,000 per year for a Biological Materials and Modification access fee. The Company shall also make milestone payments in connection with the achievement of certain clinical and regulatory milestones for each of its first three licensed products. The maximum amount payable per licensed product is $9.7 million, with an aggregate maximum amount payable of $29.0 million. A royalty payment is also due on a product-by-licensed product and country-by-country basis, in the low single digits based on aggregate, worldwide annual net sales of a licensed product. The Company has the right to grant and authorize sublicenses pursuant to the NYSCF Agreement and will be subject to sublicensing fees based upon clinical milestones, ranging in the low teen percentages.

As of the date of the NYSCF Agreement, the asset acquired had no alternative future use nor had it reached regulatory approval. As the processes or activities that were acquired along with the license do not constitute a “business,” under ASU 2017-01 Business Combinations (Topic 805) Clarifying the Definition of a Business, the transaction has been accounted for as an asset acquisition. As a result, for the year ended December 31, 2023 the fair value of the equity issued of $14,000 was recorded as research and development expense in the consolidated statement of operations.

20

CLADE THERAPEUTICS, INC. AND SUBSIDARIES

Notes to the Consolidated Financial Statements (continued)

Sigma-Aldrich Co. LLC

In July 2022, the Company entered into a Non-Exclusive License Agreement (“Sigma Agreement”) with Sigma-Aldrich Co. LLC (“Sigma”), under which Sigma granted a non- transferable, non-exclusive, sublicensable, fee-paying and royalty-bearing license to the Company to practice any and all of the inventions claimed in any of the patent rights, as defined in the Sigma Agreement. The rights extend solely to the field of genetically editing cells for the purpose of internal research and nonclinical development, and clinical development and production and sale of up to five licensed products.

As consideration for the Sigma Agreement, the Company paid a non-refundable license issue fee of $35,000, and shall also make certain clinical, regulatory and commercial milestone payments. The milestone payments range from $50,000 to $7.5 million per licensed product, with the maximum per licensed product totaling up to $8.6 million for the first licensed product and up to $5.8 million for each of the second through fifth licensed products. A payment of $10 million is payable when the company reaches a target of cumulative net sales for all licensed products. If the Company were to have a change of control, the Company shall pay a one-time change of control payment of $5 million. A royalty payment is also due on a product-by licensed product and country-by-country basis, in the low single digits based on aggregate, worldwide annual net sales of a licensed product. The initial minimum annual royalty for each year which royalties are due is $50,000, and upon a change in control increased to $500,000.

As of the date of the Sigma Agreement, the intellectual property acquired has no alternative future use, and is to be used for research and development purposes. As the asset acquired along with the license do not constitute a “business,” under ASU 2017-01 Business Combinations (Topic 805) Clarifying the Definition of a Business, the transaction has been accounted for as an asset acquisition. There were no milestone payments triggered for the year ended December 31, 2023.

The Company evaluated the future payment under a change in control to determine if it met the definition of a derivative under ASC 815 Derivatives and Hedging. The change in control payment meets the net settlement indicator and contains a single payment provision depending on the occurrence or non-occurrence of the change in control, the Company determined that the future payment under a change in control does meet the definition of a derivative. The change in control payment will be recorded at its fair value with a corresponding expense upon the effective date of the license, and a mark-to-market adjustment at each balance sheet date. For the year ended December 31, 2023, the Company determined that the probability of a change in control was unlikely, and the corresponding derivative was di minimis, therefore there was no accounting for the derivative recorded in the accompanying consolidated financial statements.

21

CLADE THERAPEUTICS, INC. AND SUBSIDARIES

Notes to the Consolidated Financial Statements (continued)

Memorial Sloan Kettering

In August 2023, the Company entered into an Exclusive License Agreement (“MSK Agreement”) with Memorial Sloan-Kettering Cancer Center and Sloan-Kettering Institute for Cancer Research (“MSK”), under which MSK granted a sublicensable, fee-paying and royalty-bearing license to commercially develop or exploit the licensed patent rights defined in the MSK Agreement.

As consideration for the MSK Agreement, the Company paid a non-refundable upfront payment consisting of $375,000, and an issuance of 94,310 shares of common stock. The Company shall also make milestone payments to MSK that are dependent upon the achievement of certain clinical, regulatory, and commercial milestones per licensed product ranging from $250,000 to $50 million for the first licensed product, and $125,000 to $25 million for the second and subsequent licensed products. The Company will pay MSK royalties on a licensed product-by-licensed product and country-by-country basis on a rate of 2% of annual net sales of the first licensed product, and 1/75% of annual net sales on all subsequent licensed products, subject to a guaranteed minimum royalty of $200,000 per year, and becomes payable upon the first commercial sale of a licensed product and remains an annual obligation through the expiration or termination of the MSK Agreement. The Company has the right to grant sublicenses to any or all of the licensed products, and in exchange will pay MSK sublicense fees ranging from 5-25% of sublicense income. In addition, the company agreed to meet certain diligence benchmarks, which may be extended at the election of the Company up to four times in exchange for an extension fee of $200,000. The Company is also required to reimburse MSK for any costs incurred with preparing, filing, prosecuting, and maintaining the licensed patent rights.

8.	Preferred Stock

As of December 31, 2023, the authorized capital stock of the Company includes 51,792,083 shares of preferred stock, of which 49,734,402 shares are designated Series A redeemable convertible preferred stock (the “Series A preferred stock”), and 2,057,681 shares are designated Series A-1 redeemable convertible preferred stock (the “Series A-1 preferred stock”), collectively known as preferred stock.

Qualified Financing

In August 2021 (“Initial Closing”), the Company issued 21,219,841 shares of Series A preferred stock, par value $0.0001, at a purchase price of $1.943935 per share resulting in gross proceeds of $41.3 million. The Company incurred issuance costs in connection with this transaction of $217,000. An additional 7,294,720 shares of Series A preferred stock were exchanged at that time for amounts due under previously issued convertible promissory notes with an aggregate carrying amount of $4.6 million and accrued interest of $67,000 at a conversion price of $0.636365 per share. In accordance with the terms of the Notes, the principal and interest were converted at 33% of the price paid by other investors resulting in the issuance of shares of Series A convertible preferred stock with a fair value of $8.8 million. The fair value of the Series A convertible preferred stock of $1.205589 per share was determined using the valuation method described in Note 3.

22

CLADE THERAPEUTICS, INC. AND SUBSIDARIES

Notes to the Consolidated Financial Statements (continued)

Under the agreement, the Series A investors could elect to purchase up to an aggregate of 21,219,841 additional shares of the Company’s Series A preferred stock at a fixed purchase price of $1.943935 per share upon satisfaction of predefined milestones (“Milestone Closing”), or receipt by the Company of written waiver of the achievement of Milestone Events signed by the Requisite Holders (a “Waiver”), or at any time in one or more voluntary closings prior to the Milestone Closing (each a “Voluntary Closing”, and together with the Milestone Closing, the “Series A Future Tranche Right”). Upon issuance of the shares subject to the Series A Future Tranche Right, the Company recorded a reduction to the carrying value of the Series A preferred stock of $21.1 million as of December 31, 2021, representing the fair value of the Series A Future Tranche Right.

On October 28, 2022, the Company received a Waiver which obligated the Series A investors to purchase the additional 21,219,841 share of the Series A preferred stock at the purchase price of $1.943935 within 45 days or the investors existing shares of Series A preferred stock would convert to common stock under the Special Mandatory Conversion described subsequently.

On November 28, 2022, the Company and the Series A investors agreed to amend the purchase agreement to allow a delayed closing of the Milestone Shares to occur no later than January 15, 2023 (the Third Closing). On November 28, 2022, the Company issued 19,676,580 shares of its Series A convertible preferred stock at the purchase price of $1.943935 per share resulting in gross proceeds of $38.3 million (the Second Closing). The Company incurred issuance costs in connection with this transaction of $47,000. The net proceeds of the issuance were recorded to Series A Preferred Stock on the Company’s consolidated balance sheet.

On January 15, 2023, the Company issued 1,543,261 shares of its Series A preferred stock as the purchase price of $1.943935 per share resulting in gross proceeds of $3.0 million (the Third Closing), which was recorded to Series A Preferred Stock on the Company’s consolidated balance sheet.

23

CLADE THERAPEUTICS, INC. AND SUBSIDARIES

Notes to the Consolidated Financial Statements (continued)

Rights and Preferences

The rights and features of the Company’s Series A and Series A-1 preferred stock are as follows:

Conversion

Each share of Series A preferred stock is convertible at the option of the holder at any time beginning on the earlier to occur of (i) immediately following the Milestone Closing or (ii) immediately prior to any liquidation, dissolution or winding up of the Company, or a merger, consolidation, lease or transfer of the Company (a “Deemed Liquidation Event”). The number of shares of common stock to be issued in the event of a conversion is determined by dividing the original issue price of $1.943935 for Series A, and $2.915903 for Series A-1 by the conversion price then in effect at the time of conversion. The conversion price for the Series A, and Series A- 1 preferred stock was initially $1.943935, and $2.915903, respectively, subject to adjustment under certain circumstances, including but not limited to certain additional issuances of common shares.

The preferred stock automatically converts at the earlier of (i) the sale of common stock to the public at a price of at least $3.887870 per share resulting in gross proceeds of at least $75.0 million to the Company, net underwriting discount and commissions or (ii) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of a majority of the then outstanding shares of Series A preferred stock. In addition, in the event a Series A investor fails to purchase all of its allocated Series A shares at or prior to the Milestone Closing, all of the investor’s shares of Series A preferred stock will automatically convert to shares of common stock at ten times the Series A conversion price in effect immediately prior to consummation of the Milestone Closing.

Liquidation Preference

Upon a Deemed Liquidation Event the holders of shares of preferred stock are entitled to receive a liquidation preference in priority to the holders of common stock at an amount per share equal to the greater of (i) the Series A or Series A-1 Original Issue Price, plus any dividends declared but unpaid thereon, or (ii) the amount per share as would have been payable had all shares of Series A and Series A-1 preferred stock been converted into common stock immediately prior to such liquidation, dissolution, winding up of the Company or Deemed Liquidation Event.

If upon any such event, the assets of the Company available for distribution are insufficient to pay the holders of shares of Series A preferred stock, the full amount to which they are entitled pursuant to (i) and (ii) above, will be shared ratably across the holders of shares of preferred stock in proportion to the respective amounts which would otherwise be payable to them.

In the event of a Deemed Liquidation Event, if the Company does not effect a dissolution within 90 days after such Deemed Liquidation Event, then the holders of a majority of the preferred stock may request redemption of all outstanding shares held in accordance with the liquidation preference afforded to holder of Series A preferred stock.

CLADE THERAPEUTICS, INC. AND SUBSIDARIES

Notes to the Consolidated Financial Statements (continued)

Dividends

The holders of outstanding shares of convertible preferred stock are entitled to receive noncumulative dividends if and when declared by the Board of Directors. There is no stated dividend rate on the preferred stock. The Company cannot declare any dividends on any shares of capital stock unless the holders of the preferred stock first receive a dividend on each outstanding share of Series A preferred stock in an amount at least equal to (i) in the case of a dividend on common stock or any class or series that is convertible into common stock, that dividend per share of as would equal the product of (A) the dividend payable on each share of such class or series determined as if all such shares of such class or series had been converted into common stock and (B) the number of shares of common stock issuable upon conversion of a share of preferred stock or (ii) in the case of a dividend on any class or series that is not convertible into common stock, at a rate per share of preferred stock determined by dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock and multiplying such fraction by an amount equal to $1.943935 per share of Series A, or $2.915903 for Series A-1.

There were no dividends were declared or paid by the Company’s Board of Directors as of December 31, 2023.

Voting Rights

Except as provided by law or by other provisions of the Amended and Restated Certificate of Incorporation, holders of preferred stock and common stock shall vote together as one class on an “as-converted basis.” On any matter presented to the stockholders of the Company for their action or consideration at any meeting of stockholders of the Company (or by written consent of stockholders in lieu of a meeting), each holder of outstanding shares of preferred stock shall be entitled to cast the number of votes equal to the number of whole shares of common stock into which the shares of Preferred Stock held by such holder are convertible as of the record date. The holder of shares of preferred stock, exclusively and as a separate class, are entitled to elect two directors of the Company.

9. Common Stock

As of December 31, 2023, the Company had 77,000,000 shares of $0.0001 par value common stock authorized.

CLADE THERAPEUTICS, INC. AND SUBSIDARIES

Notes to the Consolidated Financial Statements (continued)

The Company has reserved the following shares of common stock for the potential conversion of Series A convertible redeemable preferred stock, issuance of common stock and for the future issuance of common stock pursuant to the Company’s 2020 Equity Incentive Plan (the “2020 Plan”):

December 31,
2023
Shares reserved upon the conversion of authorized Series A convertible preferred stock	49,734,402
Shares reserved upon the conversion of authorized Series A-1 preferred stock	2,009,694
Shares reserved for issuance of common stock under the 2020 plan	281,641
Options issued and outstanding	10,068,301
Total common stock reserved for future issuance	62,094,038

Liquidation

After payment to the holders of shares of Series A preferred stock of their liquidation preferences, the remaining assets of the Company are distributed to the holders of common stock.

Voting

The holders of shares of common stock are entitled to one vote of each share of common stock held at all meetings of stockholders and written action in lieu of meetings, there is no cumulative voting.

10. Stock-Based Compensation

2020 Equity Incentive Plan

The 2020 Equity Incentive Plan (the “2020 Plan”) was adopted by the Board to grant incentive stock options (ISOs), non-statutory stock options (NSOs), and restricted stock to employees, officers and directors, as well as consultants and advisors to the Company. The 2020 Plan shall be administered by the Board, a committee appointed by the Board or any combination as determined by the Board (the Administrator). The Company initially reserved 1,500,000 shares of common stock for issuance under the plan, and the Board approved increases during 2021 bringing the total number of shares available under the plan to 12,141,357 as of December 31, 2023. All stock options have a contractual term of 10 years.

CLADE THERAPEUTICS, INC. AND SUBSIDARIES

Notes to the Consolidated Financial Statements (continued)

Under the 2020 Plan, the option exercise price for all grantees is determined by the Board and shall not be less than 100% of the fair market value of the underlying shares on the grant date, which is determined by the Board with the assistance of a third-party valuation specialist.

A summary of stock option award activity is presented below:

			Weighted
			Average
		Weighted	Remaining	Aggregate
		Average Exercise	Contractual	Intrinsic Value
Options	Shares	Price	Term (in years)	(in thousands)
Outstanding as of December 31, 2022	9,536,301	$0.25	9.08	$1,352
Granted	692,000	$0.43
Exercised	(110,250)	$0.39		$32
Canceled or forfeited	(49,750)	$0.33
Outstanding as of December 31, 2023	10,068,301	$0.26	7.47	$1,794
Exercisable as of December 31, 2023	4,364,821	$0.30	7.46	$604

The weighted-average grant-date fair value of stock options granted during the year ended December 31, 2023, was $0.43 per share. The total fair value of stock options vested during the year ended December 31, 2023, was $311,000. As of December 31, 2023, there was approximately $783,000 of unrecognized expense related to share-based payments which is expected to be recognized over a weighted-average period of 1.6 years.

The Company has recorded stock-based compensation expense as follows (in thousands):

December 31,
2023
Research and development	$137
General and administrative	316
Total stock-based compensation	$453

CLADE THERAPEUTICS, INC. AND SUBSIDARIES

Notes to the Consolidated Financial Statements (continued)

The following assumptions were used for options granted under the 2020 Plan:

Year ended December 31,
2023
Expected volatility	76.2% -77.9%
Expected term (in years)	4.9 - 7.1
Risk-free interest rate	3.60% - 3.96%
Expected dividend yield	0.00%

•	Expected volatility: The expected volatility was determined by examining the historical volatilities of a group of industry peers, as the Company did not have any trading history for the Company’s common stock.

•	Expected term: For employees, the expected term is determined using the “simplified” method, as prescribed by the SEC’s Staff Accounting Bulletin No. 107, Share-Based Payment, to estimate on a formula basis the expected term of the Company’s employee stock options which are considered to have “plain vanilla” characteristics.

•	Risk-free interest rate: The risk-free interest rate was based upon quoted market yields for the United States Treasury instruments with terms that were consistent with the expected term of the Company’s stock options.

•	Expected dividend yield: The expected dividend yield was based on the Company’s history and management’s current expectation regarding future dividends.

Restricted Stock Awards

Restricted Stock Award Activity is summarized as follows:

Shares
Outstanding as of December 31, 2022	8,296,333
Granted	-
Canceled or forfeited	-
Outstanding as of December 31, 2023	8,296,333
Vested as of December 31, 2023	6,989,081

The fair value of the restricted stock award on the grant date is equal to the fair value of the Company’s common stock on the grant date. For the year ended December 31, 2023, the stock based compensation expense was de minims. As of December 31, 2023, there was no unrecognized compensation expense related to restricted stock awards granted under the Plan.

CLADE THERAPEUTICS, INC. AND SUBSIDARIES

Notes to the Consolidated Financial Statements (continued)

11. Income Taxes

The Company has had minimal income tax expense due to operating losses incurred since inception. The Company has evaluated the positive and negative evidence bearing upon the reliability of its deferred tax assets. Based on this, the Company has provided a valuation allowance for the full amount of the net deferred tax assets as the realization of the deferred tax assets is not determined to be more likely than not. During 2023, the valuation allowance increased by $26.5 million, primarily due to the increase in the Company's net operating loss (NOL) carryovers during the period, and increase in Section 174 capitalized research and experimental (R&D) expenditures.

As of December 31, 2023, the Company had $25.3 million and $24.2 million of Federal & State net operating loss carryforwards, respectively. The federal NOLs are not subject to expiration and the state NOLs begin to expire in 2041. These loss carryforwards are available to reduce future federal and state taxable income, if any. As of December 31, 2023, the Company also has federal and state research and development tax credit carryforwards of approximately $3.0 million and $1.9 million respectfully, to offset future income taxes, which begin to expire in 2040 and 2035, respectively. As of December 31, 2023, the Company had $54.9 million of operating loss carryforwards generated in the Netherlands which are not subject to expiration. The Federal, state and foreign loss carryforwards are subject to review and possible adjustment by the appropriate taxing authorities. The amount of loss carryforwards that may be utilized in any future period may be limited based upon changes in the ownership of the company's ultimate parent.

Utilization of the U.S. federal and state net operating loss carryforwards and research and development tax credit carryforwards may be subject to a substantial annual limitation under Sections 382 and 383 of the Internal Revenue Code of 1986 (“IRC”), and corresponding provisions of state law, due to ownership changes that have occurred previously or that could occur in the future. These ownership changes may limit the amount of carryforwards that can be utilized annually to offset future taxable income or tax liabilities. In general, an ownership change, as defined by Section 382, results from transactions increasing the ownership of certain stockholders or public groups in the stock of a corporation by more than 50% over a three-year period. The Company has not conducted a study to assess whether a change of control has occurred or whether there have been multiple changes of control since inception due to the significant complexity and cost associated with such a study. If the Company has experienced a change of control, as defined by Section 382, at any time since inception, utilization of the net operating loss carryforwards or research and development tax credit carryforwards would be subject to an annual limitation under Section 382. Any limitation may result in expiration of a portion of the net operating loss carryforwards or research and development tax credit carryforwards before utilization. Further, until a study is completed by the Company and any limitation is known, no amounts are being presented as an uncertain tax position.

CLADE THERAPEUTICS, INC. AND SUBSIDARIES

Notes to the Consolidated Financial Statements (continued)

Beginning in 2022, Tax Cuts and Jobs Act (TCJA) amended Section 174 and now requires U.S.- based and non-U.S-based research and experimental (R&E) expenditures to be capitalized and amortized over a period of five or 15 years, respectively, for amounts paid in tax years starting after December 31, 2021. Prior to the TCJA amendment, Section 174 allowed taxpayers to immediately deduct R&D expenditures in the year paid or incurred. The Company has applied this required change in accounting method beginning in 2022 and the computation may be adjusted pending future IRS guidance.

Under the TCJA each U.S. shareholder of a controlled foreign corporation ("CFC") must include in its gross taxable income in any tax year the aggregate net Global Intangible Low-Taxes Income (“GILTI”) or net income, of its CFCs. The Company has elected to treat GILTI expense as a period cost when incurred.

The Company follows the provisions of ASC 740-10, “Accounting for Uncertainty in Income Taxes,” which specifies how tax benefits for uncertain tax positions are to be recognized, measured, and recorded in financial statements; requires certain disclosures of uncertain tax matters; specifies how reserves for uncertain tax positions should be classified on the balance sheet; and provides transition and interim period guidance, among other provisions. As of December 31, 2023, the Company has not recorded any amounts for uncertain tax positions. The Company’s policy is to recognize interest and penalties accrued on any uncertain tax positions as a component of income tax expense, if any, in its statements of income. For the year ended December 31, 2023, no estimated interest or penalties were recognized on uncertain tax positions.

The Company is currently open to future examination under the statute of limitations by the IRS and state jurisdictions for the tax periods since inception. The Company is currently not under examination by the IRS or any other jurisdictions for any tax years. Since the Company is in a loss carryforward position, the Company is generally subject to examination by the U.S. federal, state and local income tax authorities for all tax years in which a loss carryforward is available.

CLADE THERAPEUTICS, INC. AND SUBSIDARIES

Notes to the Consolidated Financial Statements (continued)

Deferred income taxes reflect the net tax effects of loss and credit carryforwards and temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company’s total deferred tax assets and liabilities are as follows (in thousands):

2023
Deferred tax assets:
Net operating loss carryforwards	$20,993
Tax credit carryforwards	4,541
Section 174 R&D	10,586
Right-of-use liability	2,572
Other	216
Total deferred tax assets	38,908
Less: valuation Allowance	(35,590)
Net deferred tax assets	3,318
Deferred Tax Liabilities:
Right-of-use asset	(3,062)
Depreciation and Amortization	(534)
Net deferred taxes	$(278)

Year Ended December 31,
2023
Rate Reconciliation:
Income tax benefit computed at Federal statutory tax rate	21.0%
State taxes, net of Federal benefit	8.0%
Impact of non-U.S. earnings	0.1%
Change in valuation allowance	-34.3%
Tranche rights revaluation	0.0%
Other	5.2%
Total	0.0%

12. Acquisition

Gadeta B.V.

On August 9, 2023, the Company entered into a Purchase Agreement with various sellers pursuant to which the Company agreed to purchase 100% of the sellers’ equity interest in Gadeta B.V. (“Gadeta"). On September 30, 2023, the Company completed the acquisition of Gadeta as a wholly owned subsidiary ("Gadeta Acquisition”). As consideration for the Gadeta Acquisition, the Company agreed to pay the sellers initial equity consideration of 2,057,681 shares of Series A-1 Preferred Stock, subject to certain net working capital adjustments, plus any earn-out consideration comprised of a cash payment up to $20.0 million (“Earn-Out Consideration”). The Earn-Out Consideration is contingent on the Biologics License Application clearance of a product that incorporates Gadeta intellectual property between the acquisition date and December 31, 2032. The following table summarizes the consideration paid for Gadeta B.V. and the estimated fair value of the assets acquired and liabilities assumed at the acquisition date (in thousands).

CLADE THERAPEUTICS, INC. AND SUBSIDARIES

Notes to the Consolidated Financial Statements (continued)

Consideration
Series A-1 Preferred stock, net of working capital adjustment	$2,733
Contingent consideration arrangement	330
Fair value of total consideration transferred	3,063
Cash acquired	(195)
Total consideration transferred, net of cash acquired	$2,868

Transaction costs related to the acquisition are expensed as incurred and are not included in the calculation of consideration transferred.

Fair value of net assets acquired

Under the acquisition method of accounting, the assets acquired and liabilities assumed from Gadeta were calculated as of the acquisition date, at their respective fair values, and consolidated with those of the Company. The table below represents the fair value of the net acquired and liabilities assumed which were recorded as of the acquisition date (in thousands):

Recognized amounts of identifiable assets acquired and liabilities assumed:
Cash and cash equivalents	$195
Prepaid expenses and other current assets	342
Property & equipment, net of depreciation	408
Right-of-use asset	1,289
In-Process R&D	3,110
Accounts Payable	(498)
Accrued expenses and other liabilities	(627)
Deferred tax liability	(264)
Lease liability-current portion	(435)
Lease liability- net of current portion	(856)
Total identifable net assets assumed	2,664
Goodwill	399
$3,063

CLADE THERAPEUTICS, INC. AND SUBSIDARIES

Notes to the Consolidated Financial Statements (continued)

13.	Leases

Upon Adoption of ASC Topic 842, the Company determines if an arrangement is or contains a lease at inception, which is the date on which the terms of the contract are agreed to and the agreement creates enforceable rights and obligations. Under Topic 842, a contract is or contains a lease when (i) explicitly or implicitly identified assets have been deployed in the contract and (ii) the customer obtains substantially all of the economic benefit from the use of that underlying asset and directs how and for what purpose the asset is used during the term of the contract. The Company also considers whether its service arrangements include the right to control the use of an asset.

Alexandria LaunchLabs

In September 2020, the Company entered into a lease agreement with Alexandria Real Estate Equities (“ARE”) for lab facilities at Alexandria LaunchLabs in Cambridge, MA under a licensing agreement with annual renewal terms, and a 30-day termination notice. The lease payments originally consisted of a monthly base rent of $3,000, lab bench fees, and membership fees per member. During 2021, the Company entered into several amendments to the lease to increase the leased premises. By the end of 2021, the monthly license fees were $35,000 per month. In January 2022, the Company gave 30 days’ notice to terminate the lease. The Company concluded that this lease was a short-term lease, given the termination rights provided within the lease, and thus no asset or lease liability was recorded upon adoption of ASC 842.

SmartLabs

In September 2021, the Company entered into a lease agreement for lab facilities with SmartLabs in Cambridge, MA, with a term of 15 months, commencing on October 1, 2021. The monthly base rent was $110,000 per month. Termination of the lease could only be for cause, with notice, by the landlord. In January 2022, the Company and the landlord early terminated this agreement, and accelerated the termination date to January 31, 2022. The Company concluded that this lease was a short-term lease, applying the hindsight practical expedient, and thus no asset or lease liability was recorded upon adoption of ASC 842.

CLADE THERAPEUTICS, INC. AND SUBSIDARIES

Notes to the Consolidated Financial Statements (continued)

Alexandria Real Estate Equities – 300 One Kendall Square

In December 2021, the Company entered into a lease agreement with ARE for lab facilities in Cambridge, MA with a term of 12 months, commencing on January 1, 2022. The term of the lease may be expanded on a month-to-month basis following the original 12-month term if the 201 Brookline lease (see below) has a commencement date subsequent to December 1, 2022. The monthly base rent is $107,000 with a 3% rent escalation on each annual anniversary of the commencement date if the lease carries over into 2023. The lease requires the Company to share in prorated operating expenses and property taxes based on actual amounts incurred. The Company and the landlord amended the lease in January 2023, to extend the lease through January 30, 2023. The Company concluded that this lease was a short-term lease, given the base term of the lease was for 12 months, and thus no asset or lease liability was recorded upon adoption of ASC 842.

Alexandria Real Estate Equities – 201 Brookline Avenue

In December 2021, the Company entered into a noncancellable operating lease with ARE for laboratory and office space in Boston, MA, which is scheduled to expire in 2030. Upon the lease commencement in December 2022, the Company recognized an operating lease right-of-use asset of $11.8 million and a corresponding lease liability of $10.2 million. In connection with the lease agreement, the Company is required to maintain a letter of credit (Note 2), in the amount of $0.8 million. The monthly base rent is $133,000 with a 3% escalation on each annual anniversary of the commencement date. The lease requires the Company to share in prorated operating expenses and property taxes based on actual amounts incurred, as well as pay for specific leasehold improvements.

Stichting Incubator Utrecht – Utrecht, Netherlands

As of the date of acquisition, Gadeta B.V. leased a noncancellable operating lease with Stichting Incubator Utrecht for laboratory and office space in Utecht, Netherlands, which was schedule to expire in 2026. On October 1, 2023, the Company cancelled the existing lease, and signed a new lease with the landlord for a reduced footprint in the same building for a period of three years. In connection with the lease agreement, the Company is required to maintain a security deposit of €62,000. Upon cancellation, the Company wrote down the operating lease right-of-use asset of $1.3 million and lease liability of $1.3 million, and recognized an operating lease right-of-use asset of $541,000 and a corresponding operating lease liability of $541,000. The base rent is paid in quarterly installments of €47,000, with a 2% escalation on each annual anniversary of the commencement date. The lease requires the Company to share in prorated operating expenses and property taxes based on actual amounts incurred, as well as pay for specific leasehold improvements.

CLADE THERAPEUTICS, INC. AND SUBSIDARIES

Notes to the Consolidated Financial Statements (continued)

The components of operating lease cost were as follows, and are reflected in the general and administrative expenses and research and development expenses in the accompanying consolidated statement of operations, as determined by the underlying activities (in thousands):

Year ended December
2023
Lease expense:
Operating lease	$2,096
Variable operating lease	704
Short-term operating lease	166
Total lease expense	$2,966

Supplemental balance sheet information related to leases is as follows:

Year ended December 31,
2023
Operating lease assets	$11,255
Operating lease liabilities	$9,459

As of December 31, 2023, future minimum rental payments under these leases are as follows (in thousands):

Operating Leases	Year ended December 31, 2023
2024	$1,725
2025	1,915
2026	1,916
2027	1,803
2028	1,858
2029 and thereafter	3,715
Total lease payments	12,932
Less: Imputed interest	(3,473)
Total present value of lease liabilities	$9,459

CLADE THERAPEUTICS, INC. AND SUBSIDARIES

Notes to the Consolidated Financial Statements (continued)

The following table summarizes information related to the measurement of the Company’s operating leases:

Year ended December 31, 2023
Weighted-average remaining lease term (years)	5.83
Weighted-average discount rate	10.0%
Cash paid for amounts included in the measurement of operating lease liabilties (in thousands):	$2,243

14.	Legal Proceedings

In the ordinary course of business, the Company may be subject to legal proceedings, claims and litigation, as the Company operates in an industry susceptible to patent legal claims. The Company accounts for estimated losses with respect to legal proceedings and claims when such losses are probable and estimable. Legal costs associated with these matters are expensed when incurred. The Company is not currently a party to any legal proceedings.

15.	Indemnification Agreements

In the ordinary course of business, the Company enters into various agreements containing standard indemnification provisions. The Company’s indemnification obligations under such provisions are typically in effect from the date of execution of the applicable agreement through the end of the applicable statute of limitations. The aggregate maximum potential future liability of the Company under such indemnification provisions is uncertain. As of December 31, 2023, no amounts have been accrued related to such indemnification provisions.

16.	Retirement Plan

The Company sponsors a defined contribution plan (the “Plan”) covering substantially all its employees who meet certain eligibility requirements. As of January 1, 2022, the Company amended the Plan to a safe harbor plan, with a 3% non-elective contribution for all eligible employees. During the year ended December 31, 2023, the Company made matching contributions totaling $327,000.

17.	Related Party Transactions

During 2020 and 2021, the Company entered into convertible note financing arrangements with certain investors, who are also employees of the Company. These convertible notes subsequently converted into Series A Preferred Stock as part of the financing which occurred in August 2021. This transaction is further detailed in Note 8.

CLADE THERAPEUTICS, INC. AND SUBSIDARIES

Notes to the Consolidated Financial Statements (continued)

As described in Note 7, the Company entered into a license agreement with New York Stem Cell Foundation, and also issued shares of common stock, and a commitment to issue additional shares of the Company over time. In addition, the Company also entered into a license agreement with Memorial Sloan Kettering, issuing shares of common stock.

Alexandria Venture Investments, LLC (“AVI”) is a wholly owned by Alexandria Real Estate Equities, Inc., (“ARE”) which is a landlord to the Company. AVI is an investor of the company and is a minority shareholder of preferred stock. For the year ended, December 31, 2023 total rent expense paid to ARE totaled approximately $2.2 million. In addition, as described in Note 14, the Company has an irrevocable letter of credit in the amount of $0.8 million as a security deposit on the Boston, MA lease with ARE as the beneficiary.

18.	Subsequent Events

The Company has completed an evaluation of all subsequent events through June 12, 2024, the date these consolidated financial statements were available to be issued. The Company has concluded that the following subsequent events have occurred but were not recognized in the financial statements.

Restructuring and Operational Changes

In March 2024, the Company terminated the license agreement with NYSCF, and the license agreement with Sigma-Aldrich see Note 8.

In February and March 2024, the Company completed two separate reductions in force, decreasing headcount by approximately 63%.

In March 2024, the Company ceased operations at the Gadeta B.V. subsidiary in the Netherlands, including separation of all employees, and also termination of its operating lease agreement with Stichting Incubator Utrecht for Gadeta B.V. in the Netherlands.

Merger Agreement

In April 2024, the Company and Century Therapeutics, Inc., (“Century”) entered into a Merger agreement, for which the Company was acquired by Century. The aggregate upfront consideration consists of (i) approximately $15 million in cash and (ii) 4,535,333 shares of the Century’s common stock, par value $0.0001 per share. Following the closing, one potential clinical development milestone payment of $10 million, which may be paid in cash or Century common stock, or a combination thereof, and will be made to the Company’s shareholders upon the achievement of the milestone. As a result of the acquisition, the Company’s Board of Directors, officers, and management resigned and all shares of Preferred Series A, Preferred Series A-1, Common Stock and options to purchase Common Stock were cancelled. Additionally, the 401k plan was terminated.